Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements of Health and Retirement Properties Trust on Forms S-3 (Registration Nos. 333-34823, 333-26887 and 33-62135) of our report dated January 9, 1998 related to the historical statement of gross income and direct operating expenses of Bridgepoint Square, as included in this Form 8-K.



Price Waterhouse LLP
Dallas, Texas
January 19, 1997